Exhibit 99.1

SS Innovations to Submit De Novo Application to the FDA for the SSi Mantra 3 Surgical Robotic System for Multiple Indications

All Clinical Data Validated by Leading Third-Party CRO for Safety, Feasibility and Efficacy

Fort Lauderdale, FL – May 8, 2025 – SS Innovations International, Inc. (the “Company” or “SS Innovations”) (Nasdaq: SSII), a developer of innovative surgical robotic technologies dedicated to making robotic surgery affordable and accessible to a global population, today announced that the Company is planning to submit a De Novo Classification Request to the U.S. Food and Drug Administration (the “FDA”) for the SSi Mantra 3 surgical robotic system (the “SSi Mantra 3”) in July 2025.

If approved by the FDA, the SSi Mantra 3 would be cleared to market in the United States. Submission of the De Novo Classification Request does not guarantee FDA approval.

Since the Company began the sale of its system in August 2022 it has installed a total of 80 SSi Mantra robotic surgical systems in 75 hospitals and over 3,800 surgeries have been performed, including over 200 robotic cardiac surgeries. The SSi Mantra 3 version was launched in June 2024, and the Company has already installed 37 systems that have been utilized to perform more than 750 multispecialty robotic surgical procedures, including 70 cardiac cases, with no device related mortality, injury or complications.

Real world clinical data, validated by a leading contract research organization (“CRO”), supports the ability of the SSi Mantra 3 to safely perform a wide variety of surgical procedures. The planned submission of the SSi Mantra 3 to the FDA will include an application for multispecialty indications including urology, gynecology, general surgery, and thoracic and cardiac surgery.

Dr. Sudhir Srivastava, Chairman of the Board and Chief Executive Officer of SS Innovations, commented, “We currently have approval to market our SSi Mantra surgical robotic system in seven countries and continue to advance our global expansion. We are taking important steps, including the planned De Novo application to the FDA, to introduce our empowering, cost-effective surgical robotic technology to the U.S. market. In parallel, we are pursuing European Union CE Mark approval for our SSi Mantra surgical robotic system and look forward to our future with great confidence.”

About SS Innovations

SS Innovations International, Inc. (Nasdaq: SSII) develops innovative surgical robotic technologies with a vision to make the benefits of robotic surgery affordable and accessible to a larger segment of the global population. The Company’s product range includes its proprietary “SSi Mantra” surgical robotic system and its comprehensive suite of “SSi Mudra” surgical instruments, which support a variety of surgical procedures including robotic cardiac surgery. An American company headquartered in India, SS Innovations plans to expand the global presence of its technologically advanced, user-friendly, and cost-effective surgical robotic solutions. Visit the Company’s website at ssinnovations.com or LinkedIn for more information and updates.

About the SSi Mantra

The SSi Mantra Surgical Robotic System is a user-friendly, modular, multi-arm system with many advanced technology features, including: 3 to 5 modular robotic arms, an open-faced ergonomic surgeon command center, a large 3D 4K monitor, a touch panel monitor for all patient related information display, a virtual real-time image of the robotic patient side arm carts, and the ability for superimposition of 3D models of diagnostic imaging. A vision cart provides the table-side team with the same magnified 3D 4K view as the surgeon to provide better safety and efficiency. The SSi Mantra utilizes over 40 different types of robotic endo-surgical instruments to support different specialties, including cardiac surgery. The SSi Mantra has been clinically validated in India in more than 100 different types of surgical procedures.

Forward Looking Statements

This press release may contain statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “will,” “intend,” “may,” “plan,” “project,” “should,” “could,” “seek,” “designed,” “potential,” “forecast,” “target,” “objective,” “goal,” or the negatives of such terms or other similar expressions to identify such forward-looking statements. These statements relate to future events or SS Innovations International’s future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

Investor Contact:

The Equity Group

Kalle Ahl, CFA

T: (303) 953-9878

kahl@equityny.com

Devin Sullivan, Managing Director

T: (212) 836-9608

dsullivan@equityny.com

Media Contact:

press@ssinnovations.org

T: (212) 739-0300